Exhibit 10.5

CONFIDENTIAL

Execution Version

AMENDED AND RESTATED COLLABORATION AGREEMENT

This Amended and Restated Collaboration Agreement (this “Agreement”) is entered into as of September 5, 2025, by and between Ethena Foundation, a Cayman Islands foundation company (the “Foundation”), Ethena OpCo Ltd (“Ethena OpCo”), StablecoinX Inc. (“Pubco”) and StablecoinX Assets, Inc. (“Opco”). The Foundation, Ethena OpCo, Pubco and Opco are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties previously entered into that certain Collaboration Agreement, dated as of July 21, 2025 (the “Prior Collaboration Agreement”);

WHEREAS, the Parties desire to amend and restate the Prior Collaboration Agreement in its entirety to provide the parties with certain rights and privileges as set forth herein;

WHEREAS, TLGY Acquisition Corporation (“SPAC”), Pubco and Opco entered into a definitive business combination agreement, dated July 21, 2025 (as amended, restated, supplemented, or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated by the Business Combination Agreement, the “Transactions”), with StableCoinX SPAC Merger Sub LLC (“SPAC Merger Sub”) and StableCoinX Company Merger Sub, Inc. (the “Company Merger Sub”), pursuant to which, among other things, (a) SPAC will merge with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving entity (the “SPAC Merger”) and (b) immediately following the SPAC Merger, Company Merger Sub will merge with and into Opco, with Opco continuing as the surviving company (the “Company Merger”, and together with the SPAC Merger, the “Mergers”);

WHEREAS, in connection with the Transactions, Pubco will acquire SPAC and Opco and will become a publicly traded company;

WHEREAS, in connection with the Transactions, pursuant to the Contribution Agreement (as defined below), the Foundation has agreed to contribute $60,000,000 of ENA (as defined below) to Opco, calculated in accordance with the Contribution Agreement, in exchange for shares of Opco Class B Common Stock to be issued by Opco prior to the Company Merger;

WHEREAS, on July 21, 2025, SPAC, Opco and Pubco entered into subscription agreements (the “Signing PIPE Agreements”) with certain third-party subscribers pursuant to which such third-party subscribers have agreed to purchase shares of Opco Class A Common Stock for (i) cash, USDC and/or USDT (the “Signing Cash PIPE Subscribers”) or (ii) ENA (the “Signing In Kind PIPE Subscribers”), or a combination of (i) and (ii), in each case, which shares of Opco Class A Common Stock will be issued by Opco prior to the Company Merger;

WHEREAS, Ethena OpCo and Opco, serving as administrative agent for the Signing Cash PIPE Subscribers, entered into a token purchase agreement, dated July 21, 2025 (the “Signing Token Purchase Agreement”), pursuant to which Ethena OpCo has agreed to sell to Opco, solely in its capacity as administrative agent for the Signing Cash Subscribers, a number of discounted ENA tokens in an amount equal to the Signing Cash PIPE Proceeds (as defined below) less the Signing Permitted Expense Amount (as defined below) (the “Signing Locked ENA Purchase” and such ENA tokens, the “Signing Locked ENA”) with such Signing Locked ENA to be deposited in the Signing Custodial Account (as defined below);

WHEREAS, Opco, in its capacity as administrative agent for the Signing Cash PIPE Subscribers established a custodial account (the “Signing Custodial Account”) at Anchorage Digital Bank N.A. (“Anchorage”), with Anchorage serving as custodian (the “Signing Custodian”), into which the funds deposited by the Signing Cash PIPE Subscribers were funded and the Signing Locked ENA are being held for the benefit of the Signing Cash PIPE Subscribers until the earlier of (i) closing of the Transactions and (ii) the termination of the Business Combination Agreement or the Signing PIPE Agreements, as applicable;

WHEREAS, on or about the date of this Agreement, SPAC, Opco and Pubco entered into subscription agreements (and any subsequent subscription agreements that SPAC, Opco and Pubco may enter into between the date hereof and the Closing, the “Follow-On PIPE Agreements”, and together with the Signing PIPE Agreements, the “PIPE Agreements”) with certain third-party subscribers pursuant to which such third-party subscribers have agreed and may in the future agree to purchase shares of Opco Class A Common Stock for (i) cash, USDC and/or USDT (the “Follow-On Cash PIPE Subscribers”, and together with the Signing Cash PIPE Subscribers, the “Cash PIPE Subscribers”) or (ii) ENA (the “Follow-On In Kind PIPE Subscribers”, and together with the Signing In Kind PIPE Subscribers, the “In Kind PIPE Subscribers”), or a combination of (i) and (ii), in each case, which shares of Opco Class A Common Stock will be issued by Opco prior to the Company Merger;

WHEREAS, Ethena OpCo and Opco, serving as administrative agent for the Follow-On Cash PIPE Subscribers, have entered into a token purchase agreement, dated as of the date hereof (and any subsequent token purchase agreement that Ethena OpCo and Opco may enter into in connection with future Follow-On PIPE Agreements, the “Follow-On Token Purchase Agreement”, and together with the Signing Token Purchase Agreement, the “Token Purchase Agreements”), pursuant to which Ethena OpCo has agreed and may in the future agree to sell a number of discounted ENA tokens to Opco, solely in its capacity as administrative agent for the applicable Follow-On Cash PIPE Subscribers, in an amount as calculated in accordance with the terms of the Follow-On Token Purchase Agreement (the “Follow-On Locked ENA Purchase” and such ENA tokens, the “Follow-On Locked ENA”, and together with the Signing Locked ENA, the “Locked ENA”) with such Follow-On Locked ENA to be deposited in the Follow-On Custodial Account (as defined below);

WHEREAS, Opco, in its capacity as administrative agent for the Follow-On Cash PIPE Subscribers, has established and may in the future establish separate custodial accounts (the “Follow-On Custodial Account”, and together with the Signing Custodial Account, the “Custodial Accounts”) at Anchorage, with Anchorage serving as custodian (the “Follow-On Custodian”, and together with the Signing Custodian, the “Custodian”), which will hold the funds deposited by the applicable Follow-On Cash PIPE Subscribers and the Follow-On Locked ENA for the benefit of the Follow-On Cash PIPE Subscribers until the earlier of (i) closing of the Transactions and (ii) the termination of the Business Combination Agreement or the Follow-On PIPE Agreements, as applicable; and

WHEREAS, the Parties desire, by the execution of this Agreement, to evidence the terms and conditions upon which the parties will collaborate and achieve the Collaboration Activities (as defined below).

NOW THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that the Prior Collaboration Agreement is hereby amended, restated, superseded and replaced in its entirety by this Agreement and hereby agrees as follows:

1. Definitions and Interpretation

Unless the context otherwise requires, capitalized terms used in this Agreement have the meanings set forth below or as otherwise defined in the body of this Agreement. All references to days are to calendar days unless otherwise specified, and all references to “including,” “include” or “includes” will be deemed to be followed by the words “without limitation.”

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Approved Investment” has the meaning set forth in Section 5.6.

“Board” means the board of directors (or equivalent governing body) of Pubco.

“Business Day” means any day other than (a) Saturday or Sunday or (b) a day on which commercial banking institutions in New York, New York are authorized or required by Law to close.

“Claim” means any legal, administrative or arbitration action, suit, complaint, charge, hearing, or Proceeding, in each case instituted by a Person that is not Party to this Agreement or an Affiliate of a Party.

“Commencement Date” means the closing date of the Transactions in accordance with the terms of the Business Combination Agreement.

“Confidential Information” has the meaning set forth in Section 9.2.

“Contribution Agreement” means that certain Contribution Agreement, dated July 21, 2025, by and among the Foundation, Pubco, Opco, and SPAC, in substantially the form attached hereto as Exhibit A.

“control” (including its correlative meanings, “controlled by” and “under common control with”) means the direct or indirect ownership of more than fifty percent (50%) of the voting securities (or comparable equity or ownership interest) of a Person, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Custodial Fees” means each of the Signing Custodial Fees and Follow-On Custodial Fees, respectively.

“Effective Date” means July 21, 2025.

“Ethena Labs” means Ethena Labs, S.A., a Portuguese company limited by shares.

“Ethena Protocol” means the blockchain-based protocol and off-chain architecture, including its associated smart contracts, decentralized application infrastructure, and any related systems, code, or mechanisms, that facilitate the issuance, stabilization, staking, trading, or redemption of USDe, sUSDe, ENA and sENA, as well as any upgrades, forks or successors deployed on public blockchains or used in connection with the operation of such protocol.

“ENA” means the native protocol governance token of the Ethena Protocol.

“ENA Return Amounts” means each of the Signing ENA Return Amount and the Follow-On ENA Return Amount, respectively.

“Follow-On Cash PIPE Proceeds” means the cash, USDC and USDT proceeds received from the Follow-On Cash PIPE Subscribers in accordance with the terms of those certain Follow-On PIPE Agreements, dated as of the date hereof (and any subsequent Follow-On PIPE Agreements entered into between the date hereof and the Closing) and entered into in connection with the private placement of equity securities of Opco and the Transactions.

“Follow-On ENA Return Amount” means the number of unlocked ENA equal to (i) Follow-On Transferred Amount, divided by (ii) the Follow-On ENA 7-Day TWAP.

“Follow-On ENA 7-Day TWAP” means the 7-day time weighted average price of ENA on Binance and Bybit as of end of day Coordinated Universal Time as of June 26, 2025, which is $0.52.

“Follow-On Permitted Expense Amount” means, for the Follow-on PIPE Agreements entered into on the date hereof, up to $16.0 million, and for the Follow-on PIPE Agreements that may be entered into after the date hereof, such amount as agreed in such agreement, in each case, that may be used to pay transaction expenses by PubCo or OpCo, including the fees and expenses pursuant to the Follow-On Custodial Account (the “Follow-On Custodial Fees”).

“Follow-On PIPE Agreements” has the meaning set forth in the recitals.

“Follow-On Transferred Amount” has the meaning set forth in Section 6.2(b)(1).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any regulatory agency, body or authority, any supra-national authority and any SRO (including, in each case, any branch, department or official thereof).

“Investment Committee” has the meaning set forth in Section 5.1.

“Investment Committee Charter” has the meaning set forth in Section 5.4.

“Law” means any federal, national, state, provincial, municipal or local law, statute, ordinance, regulation, rule, code, treaty, directive, guidance or Order.

“Losses” means any and all losses, penalties, fines, costs, damages (and any interest due thereon), liabilities, amounts paid in settlements and offsets and any reasonable out-of-pocket costs, expenses and reasonable attorneys’ fees, including any of the foregoing incurred in connection with the investigation, response to and defense or settlement of a claim against or in respect of which indemnification is provided hereunder (including any such reasonable costs, expenses and attorneys’ fees incurred in enforcing a Party’s right to indemnification against or with respect to any appeal) and penalties and interest.

“Mergers” has the meaning set forth in the recitals.

“Operating Business” has the meaning set forth in Section 4.1.

“Order” means any judgment, order, writ, decree, ruling, award, injunction, stipulation or consent of or by any Governmental Authority.

“Permitted Expense Amounts” means the Permitted Expense Amount as calculated in accordance with the terms of the relevant PIPE Agreements.

“Person” means any individual, corporation, company, partnership, joint venture, limited liability company, trust, association, unincorporated organization, Governmental Authority or other entity.

“PIPE Agreements” means the Signing PIPE Agreements and the Follow-On PIPE Agreements.

“Proceeding” means any legal, administrative or arbitration action, suit, complaint, charge, hearing, inquiry, investigation or proceeding.

“Pubco Class A Shares” means the shares of Class A common stock, par value $0.0001 per share, of Pubco, which shares are entitled to no votes per share.

“Pubco Class B Shares” means the shares of Class B common stock, par value $0.0001 per share, of Pubco, which shares are entitled to one vote per share as set forth in Pubco’s organizational documents.

“Representative” has the meaning set forth in Section 9.3.

“Right of Participation” has the meaning set forth in Section 2.3(b).

“Signing Cash PIPE Proceeds” means the cash, USDC and USDT proceeds received from the Signing Cash PIPE Subscribers in accordance with the terms of those certain Signing PIPE Agreements, dated July 21, 2025, and entered into in connection with the private placement of equity securities of Opco and the Transactions.

“Signing ENA Return Amount” means the number of unlocked ENA equal to (i) Signing Transferred Amount, divided by (ii) the Signing ENA 7-Day TWAP.

“Signing ENA 7-Day TWAP” means the 7-day time weighted average price of ENA on Binance and Bybit as of end of day Coordinated Universal Time on July 21, 2025.

“Signing Permitted Expense Amount” means up to $2.5 million that may be used to pay transaction expenses by PubCo or OpCo, including the fees and expenses in connection with the Signing Custodial Account (the “Signing Custodial Fees”).

“Signing PIPE Agreements” has the meaning set forth in the recitals.

“Signing Transferred Amount” has the meaning set forth in Section 6.2(a)(1).

“SRO” means a non-governmental entity that has been granted executive, legislative, judicial, regulatory or administrative functions pertaining to government (including any stock exchange with authority over a Person pursuant to the listing of such Person’s securities).

“USDC” or “USDT” means the U.S. dollar-denominated stablecoins, USD Coin and Tether.

“Term” has the meaning set forth in Section 3.1.

2. Purpose and Scope of Collaboration; Roles and Responsibilities. Except as set forth in Section 2.3(a) below, the Parties’ rights and obligations under this Section 2 will take effect on the Commencement Date.

2.1 Purpose. The Parties intend to collaborate in respect of the activities of Pubco, a publicly traded infrastructure participant and advocacy platform for the Ethena Protocol, and to set forth herein their respective rights and obligations in connection therewith, including: (a) the operation of PubCo’s infrastructure, staking and treasury activities and (b) public advocacy for the Ethena Protocol within the traditional finance ecosystem (collectively, the “Collaboration Activities”).

2.2 Pubco Commitments.

(a) Public Advocacy. Pubco will use its reasonable best efforts to advocate for Ethena within the traditional finance ecosystem, including by using its reasonable best efforts to (i) secure ongoing equity research coverage of Pubco by at least two independent firms, and (ii) establish a regular cadence for investor outreach, including by issuing quarterly earnings releases and participation at applicable investor and industry conferences.

(b) Infrastructure Services. Pubco will enter into a Services Agreement with the Foundation (the “Services Agreement”), to be executed on a future date, regarding Pubco providing proof-of-stake services with respect to the Ethena Protocol or any related infrastructure, the terms and conditions of which shall be negotiated in good faith so as to effect the original intent of the Parties and the transactions contemplated hereby.

(c) Liquidity Partner. Pubco will use its reasonable best efforts to act as a liquidity partner for Ethena-related token holders, including, without limitation, facilitating over-the-counter transactions and such other similar services as the Foundation may reasonably request from time to time.

2.3 Foundation Commitments.

(a) Marketing Support. From and after the Effective Date, the Foundation and, in connection with the offer or sale of any ENA tokens under this Agreement, Ethena OpCo, will use their reasonable best efforts to provide marketing support for Pubco upon PubCo’s request, including in the form of joint press releases or launch announcements, and shall provide Pubco with requested marketing support and any requested information reasonably necessary in connection with any filings or press releases in connection with the Business Combination Agreement and the transactions contemplated thereby.

(b) New Token Offerings. Subject to the terms and conditions of this Section 2.3(b) and applicable securities Laws, during the Term, if the Foundation (or an Affiliate thereof) makes an offering (a “New Token Offering”) of ENA tokens (the “New Tokens”); provided, that the offering includes at least ten (10) investors (not including Pubco) within a thirty (30)-day period on substantially similar terms, then Pubco shall have a ten percent (10%) pro rata right to participate on terms no less favorable than to any other investor in such New Token Offering (the “Right of Participation”). PubCo’s exercise of the Right of Participation will be subject to Investment Committee approval in accordance with the terms of Section 5.

(1) The Foundation shall give notice (the “Offer Notice”) to Pubco at least five (5) days before a proposed issuance of New Tokens, stating (i) its bona fide intention to conduct a New Token Offering, (ii) the proposed total purchase price of the New Token Offering, and (iii) the price and terms, if any, upon which it proposes to offer such New Tokens, including the anticipated closing date of the New Token Offering.

(2) By written notification to the Foundation within ten (10) days after the Offer Notice is given (the “Election Notice”), Pubco may elect to purchase or otherwise acquire the New Tokens, at the price and on the terms specified in the Offer Notice. Such Election Notice shall be irrevocable, except as hereinafter provided, and Pubco shall be bound and obligated to acquire the New Tokens as specified in the Election Notice. The closing of any sale pursuant to this Section 2.3(b) shall occur no later than thirty (30) days after delivery of the Election Notice to the Foundation.

(3) If, at the end of the period specified in the Offer Notice, a New Token Offering has not been consummated (in accordance with Section 2.3(b)(2)), Pubco shall be released from its obligations under the Election Notice and such Election Notice shall be null and void.

(4) If any New Tokens referred to in the Offer Notice are not elected to be purchased or acquired as provided in this Section 2.3(b), the Foundation may, during the thirty (30) day period following the expiration of the period provided in Section 2.3(b)(2), offer and sell the remaining unsubscribed portion of such New Tokens to any Person at a price not less than, and upon terms no more favorable than, those specified in the Offer Notice.

(5) In the event the proposed total purchase price of the New Token Offering (as outlined in the Offer Notice pursuant to Section 2.3(b)(1)(ii)) is increased within thirty (30) days after the delivery of the Election Notice by Pubco pursuant to Section 2.3(b)(2), Foundation shall give notice (the “Amended Offer Notice”) stating (i) the final total purchase price of the New Token Offering, (ii) the amount of additional New Tokens offered to Pubco in order to maintain it’s Right of Participation (the “Top Off New Tokens”), and (iii) the price and terms, if any, upon which it proposes to offer such Top Off New Tokens, to Pubco promptly after the consummation of the New Token Offering.

(A) By written notification to the Foundation within ten (10) days after the Amended Offer Notice is given (the “Amended Election Notice”), Pubco may elect to purchase or otherwise acquire the Top Off New Tokens, at the price and on the terms specified in the Amended Offer Notice. Such Amended Election Notice shall be irrevocable, and Pubco shall be bound and obligated to acquire the Top Off New Tokens as specified in the Amended Election Notice. The closing of any sale pursuant to this Section 2.3(b)(5)(A) shall occur no later than thirty (30) days after delivery of the Amended Election Notice to the Foundation. Notwithstanding the foregoing, if Pubco determines not to purchase any Top Off New Tokens, at its election, it shall still be able to purchase the number of New Tokens set forth in the Election Notice, at the price and on the terms specified in the Election Notice.

(6) Notwithstanding the notice requirements of Section 2.3(b), the Foundation (and an affiliate thereof) may proceed with any issuance of New Tokens prior to having complied with the provisions of this Section 2.3; provided that the Foundation will (or will cause the relevant Affiliate to):

(A) provide to Pubco (i) prompt notice of such issuance of New Tokens and (ii) the Offer Notice described in Section 2.3(b)(1) in which the actual price per New Token is set forth;

(B) offer to issue to Pubco such number of New Tokens as may be requested by Pubco (not to exceed the Right of Participation) on the same economic terms and conditions with respect to such New Tokens as the subscribers in the issuance received; and

(C) keep such offer open for a period of ten (10) days, during which period, Pubco may accept such offer by sending a written acceptance to the Foundation committing to purchase an amount of such New Tokens (not in any event to exceed the Right of Participation).

(7) The rights provided in Section 2.3(b) may not be assigned or transferred by Pubco.

(8) The Parties shall take or cause to be taken all such reasonable action as may be necessary, reasonably desirable or otherwise reasonably requested by the Parties in order to consummate the issuance of New Tokens pursuant to Section 2.3(b), and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, reports, returns, filings and other documents with any applicable Governmental Authorities.

3. Term and Renewal

3.1 Term. The initial term of this Agreement will commence on Effective Date and continue until the fifth (5th) anniversary of the Effective Date (the “Initial Term”), unless earlier terminated in accordance herewith. The Agreement will thereafter automatically renew for successive one-year periods (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless the Foundation delivers written notice of non-renewal at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Commencement Date, this Agreement will be void and of no force or effect.

3.2 Effect of Termination. If the Foundation terminates this Agreement pursuant to Section 3.1 or Pubco terminates this Agreement pursuant to Section 11.1:

(a) any Pubco Class B Shares then held of record or beneficially by the Foundation shall be surrendered to Pubco for no consideration and the Foundation hereby grants to Pubco, and any representative designated by Pubco, without the need for further action by the Foundation, a limited irrevocable power of attorney to effect such forfeiture on behalf of the Foundation which power of attorney shall be deemed to be coupled with an interest; and

(b) the Foundation Representative (as defined below), and any Foundation nominated Board member will resign from the Investment Committee and Board, respectively, as of the termination of this Agreement.

For the avoidance of doubt, ownership by the Foundation of any Pubco Class A Shares will be unaffected by the termination of this Agreement.

4. Pubco Operations

4.1 Principal Business. Starting on the Commencement Date and during the Term, Pubco’s principal business (the “Operating Business”) will be to provide infrastructure, staking and other products and services to the Ethena Protocol, including (a) proof-of-stake services for “Converge,” an upcoming blockchain developed jointly by Ethena Labs and Securitize designed to support and advance “Institutional Defi” and tokenized assets; (b) holding ENA tokens and other Ethena-related digital assets as a treasury reserve; (c) acting as a strategic public advocate for Ethena within the traditional finance ecosystem, including research, investor relations and conference participation; and (d) acting as a potential liquidity provider for Ethena-related token holders as approved by the Investment Committee.

4.2 Restrictions on Activities. Starting on the Commencement Date and during the Term:

(a) Pubco will not, without the prior approval of (i) the Investment Committee and (ii) the holders of a majority of the Pubco Class B Shares: (a) engage in any business outside the Operating Business, (b) acquire digital assets other than ENA tokens, USDe and sUSDe or any other Ethena-related digital assets or (c) enter into any merger, acquisition, disposition or similar transaction that would change the nature of the Operating Business.

(b) No ENA tokens owned by Pubco or its Affiliates may be offered, sold, contracted to be sold, sold pursuant to any option or contract to purchase, purchased pursuant to any option or contract to sell, granted pursuant to any option, right or warrant to purchase, hypothecated, disposed of, lent, hedged, pledged, collateralized or otherwise encumbered, directly or indirectly, without the prior written consent of the Foundation, which consent shall not be unreasonably withheld. Except as will be provided in the Services Agreement described in Section 2.2(b) or contemplated under Section 4.1, Pubco and its Affiliates may not use ENA tokens for any purpose other than maintaining as a permanent, unencumbered treasury asset on Pubco’s balance sheet without the prior written consent of the Foundation, which consent shall not be unreasonably withheld.

5. Governance and Investment Committee

5.1 Establishment. As of the Commencement Date, Pubco will establish an Investment Committee consisting of (a) one representative appointed by Pubco (the “Pubco Representative”), (b) one representative appointed by the Foundation (the “Foundation Representative”), and (c) one independent member mutually agreed upon by the Parties (the “Independent Member”, and collectively with the Pubco Representative and Foundation Representative, the “Investment Committee”).

5.2 Scope of Authority. The Board shall delegate to the Investment Committee authority over capital allocation decisions for Pubco, including but not limited to: (a) purchases of ENA, focusing on timing, size, price and frequency, (b) equity issuances, repurchases or redemptions (including, but not limited to option or warrant exercises); (c) dividend policy; (d) treasury operations; (e) material borrowings; and (f) approval of any transaction outside the ordinary course.

5.3 Action of Investment Committee. In order to take any action in respect of capital allocation decisions at Pubco, including investment, dispositions, treasury operations and equity transactions, such as share issuances, repurchases, option or warrant exercises, stock splits or consolidations, the approval of a majority of the Investment Committee will be required, with such approvals not to be unreasonably withheld.

5.4 Charter. The Investment Committee will adopt a written charter (the “Investment Committee Charter”) in form and substance reasonably acceptable to the Parties. The Investment Committee Charter may be amended only with the written consent of the Foundation and Pubco.

5.5 Meeting Procedures. The Investment Committee will meet at least quarterly. Either the Pubco Representative or the Foundation Representative may call a meeting on three (3) Business Days’ written notice. Pubco management will provide, upon the proposing representative’s request, any relevant materials reasonably necessary for the Investment Committee to evaluate such Proposed Transaction (as defined below) (including but not limited to: (i) cash forecasts, (ii) ENA market data, and (iii) any legal or tax analyses) at least three (3) Business Days before any meeting, except for any called meetings pursuant to Sections 5.6 or 5.7 below. The approval of a majority of the Investment Committee will be required for any Proposed Transaction (as defined below).

(a) For the avoidance of doubt, the frequency and content of meetings of Investment Committee shall not be a basis for either Party to claim a material breach of this Agreement unless a member of the Investment Committee fails to use good faith efforts to attend such meetings and such failure to attend meetings is excessive and repeated.

5.6 Initiation of Transactions; Approved Investments. Either the Pubco Representative or the Foundation Representative may submit a written proposal describing a proposed capital allocation (“Proposed Transaction”), in accordance with Section 5.5. The Investment Committee shall vote on the Proposed Transaction upon the earlier of: (i) the next scheduled Investment Committee meeting or (ii) no later than ten (10) Business Days after receipt of the Proposed Transaction. A transaction approved pursuant to this Section 5.6 is an “Approved Investment.” Following approval of an Approved Investment, Pubco will use commercially reasonable efforts to execute the Approved Investment under the terms authorized and will report such execution results to the Investment Committee within five (5) Business Days after completion.

5.7 Emergency Meetings and Actions. Notwithstanding Section 5.5 or 5.6, if certain market conditions require faster action by the Investment Committee, the Pubco Representative or the Foundation Representative, with the Independent Member’s written consent, may call a meeting on one (1) Business Days’ written notice (the “Emergency Proposed Transaction”). The Investment Committee shall vote on the Emergency Proposed Transaction as promptly as practicable thereafter.

5.8 Foundation Board Representation. The Foundation shall have the right to nominate one (1) director to the Board. If the size of the Board is expanded beyond five (5) members, the Foundation will retain the right to appoint the number of Board directors required to maintain its proportionate representation on the Board, prior to such expansion.

5.9 Independent Non-Executive Director. Any independent non-executive director of the Board will be subject to the consent of both the Foundation and Pubco, and must satisfy applicable U.S. national securities exchange independence requirements.

6. Representations, Warranties and Covenants

6.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that: (a) it is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation; (b) it has full corporate or organizational power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (c) the execution and delivery of this Agreement have been duly authorized; (d) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and (e) the execution, delivery and performance of this Agreement do not and will not violate any Law or contractual restriction applicable to such Party.

6.2 Custodial Account Support.

(a) Signing Custodial Account Support.

(1) In accordance with the terms of the Signing PIPE Agreements, the Signing Cash PIPE Subscribers funded the Signing Cash PIPE Proceeds into the Signing Custodial Account on or before July 21, 2025, which Signing Cash PIPE Proceeds were used to purchase the Signing Locked ENA in accordance with the terms of the Signing Token Purchase Agreement. Promptly after confirmation of receipt by the Signing Custodian of the deposit of the Signing Cash PIPE Proceeds in the Signing Custodial Account, the Parties jointly caused the Signing Custodian to transfer certain of the Signing Cash PIPE Proceeds, less the Signing Permitted Expense Amount (the “Signing Transferred Amount”), to accounts designated by Ethena OpCo, as consideration for the Signing Locked ENA Purchase; provided that to the extent that any of the Signing Transferred Amount has not yet been transferred to such accounts designated by Ethena OpCo as of the date hereof, the Parties shall continue to cause the Signing Custodian to execute such transfers; provided further that prior to such transfer of the Signing Transferred Amount, Ethena OpCo delivered to Opco a duly completed and executed appropriate Internal Revenue Service Form W-8 of Ethena OpCo.

(2) Promptly after receipt of the Signing Transferred Amount (which was no later than two (2) calendar days thereafter), Ethena OpCo deposited the Locked ENA into the Signing Custodial Account.

(b) Follow-On Custodial Account Support.

(1) In accordance with the terms of the Follow-On PIPE Agreements, the Follow-On Cash PIPE Subscribers will fund the Follow-On Cash PIPE Proceeds into the Follow-On Custodial Account on or before the date of such Follow-On PIPE Agreements, which Follow-On Cash PIPE Proceeds will be used to purchase the Follow-On Locked ENA in accordance with the terms of the Follow-On Token Purchase Agreement. Promptly after confirmation of receipt by the Follow-On Custodian of the deposit of the Follow-On Cash PIPE Proceeds in the Follow-On Custodial Account, the Parties shall jointly cause the Follow-On Custodian to transfer the Follow-On Cash PIPE Proceeds, less the applicable Follow-On Permitted Expense Amount (the “Follow-On Transferred Amount”, and together with the Signing Transferred Amount, the “Transferred Amounts”), to accounts designated by Ethena OpCo, as consideration for the Follow-On Locked ENA Purchase.

(2) Promptly after receipt of the Follow-On Transferred Amount (and in no event later than two (2) calendar days thereafter), Ethena OpCo will deposit the Follow-On Locked ENA into the Follow-On Custodial Account.

(c) Until the earlier of (i) the Commencement Date or (ii) the termination of the Business Combination Agreement in accordance with its terms, the Foundation and Ethena OpCo covenant that all of the Transferred Amounts shall be used solely to purchase Locked ENA.

(d) Until the Commencement Date, the Parties covenant that none of the Locked ENA shall be pledged, hypothecated, or otherwise used as collateral to secure any indebtedness or obligation (except as may be required to effectuate the transactions contemplated by this Agreement), and shall remain, subject to applicable law, free and clear of all liens, charges, and encumbrances.

(e) As soon as reasonably practicable following the Commencement Date, the Parties shall jointly cause the Custodian to (i) release the Locked ENA from each of the Custodial Accounts, respectively, and transfer such Locked ENA to a digital asset wallet account designated in writing by Pubco and/or Opco and (ii) release the Permitted Expense Amounts, respectively, net of any Custodial Fees, respectively, by wire transfer of immediately available funds to an account designated in writing by Pubco and/or Opco. Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, following the Commencement Date, ownership of any remaining Transferred Amounts by Ethena OpCo will be unaffected.

6.3 Compliance. Each Party will at all times comply with all applicable Laws in connection with this Agreement. Notwithstanding anything to the contrary in Section 9.7, the Foundation, Pubco and Opco agree to provide the other Parties with reasonable access to information as required to respond to requests for such information so that it may ensure compliance with applicable Law or requests from regulatory authorities, and agree to cooperate with each other Party and relevant regulatory authorities in relation to any compliance matters. The Parties shall confer in good faith with respect to regulatory developments that may affect the provisions of services hereunder and/or the payment or delivery of any consideration under this Agreement. Pubco shall promptly inform the Foundation in the event of any inquiry by any Governmental Authority.

7. Exclusivity; Preferred Status.

7.1 During the Term, each of Pubco and Opco agrees that it will not, and will cause its Affiliates not to, (i) provide any services to any third party that are substantially similar to the Collaboration Activities or any part thereof or relating to the provision of services to any other crypto-based decentralized network or protocol without the prior written consent of the Foundation, or (ii) attempt to launch a token, directly or indirectly (collectively, the “Exclusivity”). The foregoing Exclusivity will not apply with respect to: (a) use of a platform/ecosystem for sales and marketing with respect to the Ethena Protocol; provided that Pubco and/or Opco, as applicable, has notified the Foundation and obtained a written waiver from the Foundation; or (b) requirements under a contract as fully executed and delivered by Pubco and/or Opco and any unaffiliated third party as of the Effective Date; provided that Pubco and/or Opco, as applicable, has notified the Foundation in writing and provided the Foundation with any relevant portions of such contract.

8. Limitations of Liability; Indemnity

8.1 Waiver of Consequential Damages. IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES, REPRESENTATIVES, LICENSORS, SUPPLIERS OR USERS BE LIABLE TO THE ANY OTHER PARTY OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, REVENUE, GOODWILL OR SAVINGS, LOSS OF OR INABILITY TO USE, DELAY, DOWNTIME OR BUSINESS INTERRUPTION, OR LOSS OR DAMAGE OF DATA), WHETHER ARISING OUT OF RELATED TO A BREACH OF CONTRACT OR WARRANTY, TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, AND REGARDLESS OF WHETHER SUCH LOSSES OR DAMAGES WERE FORESEEABLE OR EVEN IF SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES.

8.2 Mutual Indemnity.

(a) Each Party will, at its sole expense, indemnify, defend and hold harmless the other Party, its Affiliates, and its Representatives (collectively, the “Indemnified Party”) from and against any and all Losses resulting from a Claim to the extent that such Claim is caused by the Indemnifying Party or its Affiliates’: (i) breach of representations, warranties, covenants or obligations under this Agreement, (ii) actual or alleged violation of applicable Law or Order; or (iii) fraud, bad faith, gross negligence or willful misconduct.

(b) The Indemnified Party agrees to (i) notify the Indemnifying Party of a Claim in writing as soon as practicable, (ii) provide the Indemnifying Party (at the Indemnifying Party’s expense) any assistance reasonably requested by the Indemnifying Party and reasonably necessary for the defense or settlement of such Claim, and (iii) allow the Indemnifying Party to direct and control the defense and settlement of such Claim, provided however, that the Indemnified Party reserves the right to retain counsel to participate in the defense and settlement of any Claim for which indemnification is sought, at the Indemnified Party’s expense unless (x) the employment of counsel by the Indemnified Party has been authorized by the Indemnifying Party in writing, (y) the representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflicts of interest between such indemnitee and any other party represented by such counsel in such proceedings, or (z) the Indemnifying Party shall have not employed counsel to assume the defense of such action in a timely fashion, in each of which cases the reasonable fees and expenses of counsel for the Indemnified Party shall be at the expense of the Indemnifying Party.

(c) The Indemnifying Party shall not, without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), settle, compromise or admit any fault or wrongdoing in respect of any Claim (or any claim, issue or matter therein), or consent to the entry of a judgment or settlement of a Claim which imposes any obligations on the Indemnified Party other than the requirement to pay monies fully indemnifiable by the Indemnifying Party.

(d) The rights to indemnification conferred in this Section 8.2 shall not be exclusive of any other right which any Person may have or hereafter acquire under applicable Law, under any other agreement or otherwise; provided that an Indemnified Party shall not be entitled to recover more than once for the same Loss. The Indemnifying Party will not be obligated to indemnify the Indemnified Party to the extent the Indemnifying Party is prejudiced by the Indemnified Party’s failure to comply with this Section 8.2.

9. Confidentiality; Access to Information

9.1 Press Releases; Public Announcements. Notwithstanding anything herein, neither Party shall, and each Party shall cause its Affiliates not to, make, issue or cause the publication of any press release or other public announcement with respect to this Agreement, or the transactions contemplated hereunder, without the prior written consent of the other Party, unless such publication or public announcement is required by applicable Law or any listing agreement with any U.S. national securities exchange, in which case the disclosing Party shall provide prior notice and the opportunity for review and comment by the non-disclosing Party, in each case except to the extent that applicable Law or any listing agreement with any U.S. national securities exchange precludes the opportunity for such prior notice, review or comment, as applicable.

9.2 Confidential Information. “Confidential Information” means, to the extent previously, presently or subsequently disclosed by or for a Party (the “Discloser”) to any other Party (the “Recipient”) any and all financial, business, legal and technical information of Discloser or any of its Affiliates, suppliers, customers and employees (including information about research, development, operations, marketing, transactions, regulatory affairs, discoveries, inventions, methods, processes, articles, materials, algorithms, software, specifications, designs, drawings, data, strategies, plans, prospects, know-how and ideas, whether tangible or intangible, and including all copies, abstracts, summaries, analyses and other derivatives thereof), that is marked or otherwise identified as proprietary or confidential at the time of disclosure, or that by its nature would be understood by a reasonable person to be proprietary or confidential. Confidential Information shall not include any information that (i) was rightfully known to Recipient without restriction before receipt from Discloser, (ii) is rightfully disclosed to Recipient without restriction by a third party, (iii) is or becomes generally known to the public without violation of this Agreement by Recipient or (iv) is independently developed by Recipient or its employees without access to or reliance on such information.

9.3 Use and Protection. Each Party as a Recipient agrees: (a) to use the Discloser’s Confidential Information only to exercise its rights or perform its obligations under this Agreement (the “Permitted Purpose”), (b) to maintain the confidentiality of the Discloser’s Confidential Information, and to exercise the same degree of care as it uses to protect its own Confidential Information, and in no event less than reasonable precautions to prevent any unauthorized access, use or disclosure of the Discloser’s Confidential Information; and (c) not to disclose the Confidential Information to any third party other than Recipient’s officers, directors, employees, accountants, contractors, agents, legal and tax advisors (each a “Representative”), in each case with a need to know such Confidential Information for the Permitted Purpose and provided that such persons are bound by confidentiality obligations no less stringent than those set forth in this Agreement. Each Party shall be responsible for any breach of its obligations hereunder by its respective Representatives. In addition to any other remedies available at law or equity, the Discloser shall be entitled to seek equitable relief in any court of competent jurisdiction.

9.4 Permitted Disclosures. Notwithstanding anything to the contrary herein, Recipient may disclose Confidential Information (i) in accordance with a request by a federal, state, or local government authority or as required under applicable Law or (ii) potential or actual investors, acquisition partners, and other financing sources (whether debt or equity), provided such parties are subject to confidentiality obligations with respect to such Confidential Information as restrictive as those set forth in this Agreement. To the extent permitted, prior to any such disclosure, Recipient will provide Discloser with prompt notice of such requirement so that Discloser may seek a protective order or other remedy and will provide reasonable assistance, at Discloser’s sole expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

9.5 Data Security. The receiving Party shall implement and maintain commercially reasonable administrative, technical and physical safeguards to protect the security and integrity of the Discloser’s Confidential Information, including against unauthorized access, use or disclosure, which, where required, comply with applicable privacy Laws.

9.6 Personal Information. To the extent the Collaboration Activities involve the processing of personal information, each Party shall comply with all applicable privacy Laws. If required by applicable privacy Laws, the Parties shall promptly enter into a separate data processing agreement or similar contractual arrangement to address the processing of such information.

9.7 Access to Information. From the Effective Date until the termination of this Agreement in accordance herewith, to the extent permitted by Law, the Parties shall, and shall cause their respective Affiliates to: (i) provide the other Party, upon reasonable notice, with such reasonable access during normal business hours to (A) all premises, facilities, properties, books and records, contracts and documents of the contemplated by this Agreement and (B) its principal personnel and such other personnel whose assistance and expertise is relevant in assisting the requesting Party effectuate the transactions contemplated hereby and by the other Transaction Documents, (ii) reasonably cooperate each Party’s respective Affiliates and Representatives to obtain access to Persons having business relationships with respect to the Operating Business, including suppliers, licensees, customers and distributors solely to the extent related to and in connection with the transactions contemplated by this Agreement and (iii) furnish such other information in respect of the Operating Business as may be reasonably requested by the Parties, their respective Affiliates, and their respective Representatives, provided that (A) neither Party shall be obligated to provide such information if doing so would be reasonably likely to (1) based on advice of counsel, create any liability under applicable Laws or jeopardize the protection of any attorney-client or other legal privilege, or (2) in the reasonable judgment of the non-requesting Party, (x) result in the disclosure of any trade secrets of third parties or (y) violate a contract or obligation of confidentiality owing to a third party as of the Effective Date, which confidentiality obligations are not waived by such third party, provided that such non-requesting Party shall have used reasonable efforts to obtain the consent of such third party to such disclosure, (B) neither Party nor any of its Representatives shall conduct any invasive investigation and (C) both Parties agree that such access will be conducted in accordance with applicable Law and will be requested in writing with reasonable advance notice and exercised during normal business hours and without causing unreasonable interference with the operations of the Operating Business.

10. Dispute Resolution

10.1 Escalation. If any dispute, controversy or claim arises out of or relating to this Agreement (a “Dispute”), either Party may provide written notice to the other Party. The Parties’ senior business Representatives will meet (in person or by video conference) within ten (10) Business Days to attempt to resolve the Dispute in good faith. If unresolved within fifteen (15) Business Days after such meeting, the Dispute may be escalated to (a) the Chief Executive Officer (or equivalent officer) of each Party, and (b) if the Dispute relates to a capital allocation matter, the Investment Committee.

10.2 Mediation. If the Dispute has not been resolved within thirty (30) Business Days of escalation under Section 10.1, either Party may initiate non-binding mediation with a mutually agreed mediator in New York, New York. The Parties will share mediator fees equally.

10.3 Litigation. Any Dispute that remains unresolved thirty (30) Business Days after the commencement of mediation may be brought exclusively in the Court of Chancery of the State of Delaware (or, if that court lacks subject-matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware). Each Party irrevocably and unconditionally consents to the jurisdiction of any such proceeding and waives any objection that it may have to personal jurisdiction or the laying of venue of any such proceeding.

10.4 Equitable Relief. Nothing in this Section 10 will restrict either Party from seeking interim or emergency injunctive or equitable relief in any court of competent jurisdiction to prevent irreparable harm.

10.5 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY DISPUTE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Termination

11.1 Termination for Cause. Either Party may terminate this Agreement upon written notice if the other Party (a) materially breaches this Agreement and fails to cure within thirty (30) days after receiving written notice, (b) files for bankruptcy or becomes insolvent, or (c) engages in fraud, willful misconduct or gross negligence that materially and adversely affects the terminating Party.

11.2 Termination for Change in Law. If a change in applicable Law or Order (a) makes it illegal or unlawful for a Party to perform any material obligation hereunder or (b) prevents the continuing operation of the Operating Business as contemplated herein, the Parties will meet in good faith to amend this Agreement to conform to such Law or Order. If the Parties do not reach agreement within ninety (90) days, either Party may terminate this Agreement with respect to the affected obligations by written notice.

11.3 Termination of the Business Combination Agreement. Notwithstanding the last sentence of Section 3.1, in the event that the Business Combination Agreement and/or the PIPE Agreements are terminated in accordance with their terms prior to the Commencement Date, unless otherwise agreed to in writing by Pubco, Opco and the Foundation, (i) the Foundation shall promptly (but in no event later than two (2) Business Days after such termination date) (A) unlock a portion of the Locked ENA held in the Signing Custodial Account in an amount equal to the Signing ENA Return Amount, and (B) unlock a portion of the Follow-On Locked ENA held in each Follow-On Custodial Account in an amount equal to the applicable Follow-On ENA Return Amount, (ii) the Parties shall jointly instruct the Custodian to promptly (but in no event later than four (4) Business Days after such termination date) (A) transfer to the Signing Cash PIPE Subscribers, their pro rata portion of (1) the Signing ENA Return Amounts, to a digital wallet account specified by such Signing Cash PIPE Subscriber, plus (2) the Signing Permitted Expense Amount (net of any Signing Custodial Fees), by wire transfer of immediately available funds to an account specified by such Signing Cash PIPE Subscriber, (B) transfer to the Follow-On Cash PIPE Subscribers, as applicable, their pro rata portion of (1) the Follow-On ENA Return Amount, to a digital wallet account specified by such Follow-On Cash PIPE Subscriber, plus (2) the Follow-On Permitted Expense Amount (net of any Follow-On Custodial Fees), by wire transfer of immediately available funds to an account specified by such Follow-On Cash PIPE Subscriber, (C) transfer any ENA deposited into the Custodial Accounts by or on behalf of the In Kind PIPE Subscribers back to such subscribers in accordance with the terms of the applicable PIPE Agreements, and (D) transfer, to the extent that the ENA Return Amounts, respectively, have been satisfied under the immediately preceding clause (A) and (B), any remaining Locked ENA delivered by or on behalf of the Foundation to the Custodial Accounts, to a digital asset wallet account specified by the Foundation, and, to the extent that any Consideration Shares (as defined in the Contribution Agreement) have been issued or delivered to the Foundation, such Consideration Shares shall be deemed cancelled. For the avoidance of doubt, ownership by Ethena OpCo of any remaining Transferred Amount will be unaffected by the termination of this Agreement pursuant to this Section 11.3.

(a) Notwithstanding the terms and conditions of the Token Purchase Agreements, in the event that the Business Combination Agreement and/or the PIPE Agreements are terminated in accordance with their terms prior to the Commencement Date, all Locked ENA issued pursuant to the Token Purchase Agreements shall be released from the transfer restrictions pursuant to Sections 7.2 and 7.3 of the Token Purchase Agreements for purposes of effecting the provisions of Section 11.3 herein.

(b) Notwithstanding anything to the contrary herein, in the event that the Business Combination Agreement and/or the PIPE Agreements are terminated in accordance with their terms prior to the Commencement Date, Ethena OpCo shall pay to Opco (in no event later than four (4) Business Days after such termination date), (i) an expense reimbursement payment equal to the reasonable and documented out-of-pocket fees and expenses incurred by or on behalf of Opco or its Affiliates in connection with the transactions contemplated by this Agreement and the Transactions up to a maximum of $100,000 in the aggregate, (ii) an amount equal to any amounts due and payable as compensation to any advisory board members of Opco in their capacity as such, and (iii) an expense reimbursement payment equal to the reasonable, documented and invoiced expenses incurred by any such advisory board member in accordance with the terms of their advisory agreement with Opco, in each case, by wire transfer of immediately available funds to an account designated in writing by Opco (each of the payments referred to in the preceding clauses (i) through (iii), an “Expense Reimbursement Payment”). The Parties hereto acknowledge and agree that in no event shall Ethena OpCo be required to pay any one of the Expense Reimbursement Payments on more than one occasion.

11.4 Effect of Termination. Upon termination, all rights and obligations of the Parties hereunder will cease, except for accrued payment obligations, including the Expense Reimbursement Payment, and the provisions that expressly survive. Termination will not relieve either Party from liability for any breach prior to termination.

12. Miscellaneous

12.1 Further Assurances. The Parties shall further cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, and executing such further certificates, contracts, conveyances, instruments, and taking such other actions, as may be reasonably necessary to effectuate the purpose of this Agreement.

12.2 Force Majeure. Neither Party will be liable for failure or delay in performance to the extent caused by circumstances beyond its reasonable control, including acts of God, war, terrorism, civil unrest, labor disputes, pandemic, governmental action or failure of utilities. The affected Party will promptly notify the other Party and use commercially reasonable efforts to resume performance.

12.3 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

12.4 Assignment. Neither Party may assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that (a) either Party may assign this Agreement in connection with a merger, consolidation or sale of all or substantially all of its assets, and (b) the Foundation may assign its economic rights (but not its governance rights) under this Agreement to a wholly owned Affiliate, provided the assigning Party remains liable for performance.

12.5 Entire Agreement; Amendment. This Agreement (together with the schedules and exhibits hereto and the definitive transaction documents contemplated herein) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, relating to such subject matter, including the non-binding letter of intent dated June 5, 2025. No amendment or modification of this Agreement will be effective unless in writing and signed by both Parties.

12.6 Relationship of the Parties. Nothing in this Agreement will be construed to create a partnership, joint venture, fiduciary or agency relationship between the Parties. Neither Party will have authority to bind the other Party except as expressly set forth herein.

12.7 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

12.8 Notices. All notices must be in writing and will be deemed given (a) upon delivery when delivered by hand, (b) one (1) Business Day after deposit with a reputable overnight courier, or (c) upon confirmation of receipt if sent by email (with a copy sent by overnight courier), in each case to the addresses set forth below (or such other address designated by a Party by written notice).

If to Foundation or Ethena OpCo:

Ethena Foundation

Address: 4th Floor, Harbour Place, P.O. Box 10240
 Grand Cayman KY1-1002, Cayman Islands

Email: Piano@horizonsglobal.io; james@ethenafoundation.com and petri@hashdirectors.com

Ethena OpCo

Address: Craigmuir Chambers, P.O. Box 71

 Road Town, Tortola, VG 1110, British Virgin Islands.

Email: Piano@horizonsglobal.io; james@ethenafoundation.com and petri@hashdirectors.com

If to Pubco or Opco:

StablecoinX Inc.

Address: 4001 Kennett Pike, Suite 302
               Wilmington, Delaware 19807
Attn: Young Cho
Email: ycho@tlgycpc.com

12.9 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. Delivery of an executed counterpart by electronic transmission (including PDF or DocuSign) will be as effective as delivery of a manually executed counterpart.

12.10 Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions will remain in full force, and the Parties will replace the invalid or unenforceable provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision.

12.11 Taxes. Each Party shall bear its own responsibility for any taxes and duties incurred in connection with any amounts that it receives or owes in connection with this Agreement (including the Collaboration Activities). The Parties agree to cooperate to structure and provide the Collaboration Activities and effectuate the terms of this Agreement in a mutually tax efficient manner.

12.12 Expenses. Except as otherwise specifically provided herein, each Party shall be solely responsible for all expenses (including legal, accounting and investment banking fees) incurred by it in connection with its performance under this Agreement, including, but not limited to, marketing expenses, office expenses and travel.

12.13 Survival. Notwithstanding expiration or termination of this Agreement, the provisions of Section 3.2 (Effect of Termination), Section 4.2(b) (Pubco Operations; Restrictions on Activities), Section 6 (Representations, Warranties and Covenants), Section 8 (Limitations of Liability; Indemnity), Section 10 (Dispute Resolution), Section 11.3 (Termination of the Business Combination Agreement) and Section 12 (Miscellaneous), and all payment obligations accrued prior to termination, will survive indefinitely or for the period expressly specified. The obligations of Section 9 (Confidentiality; Access to Information) will survive for one (1) year following termination of this Agreement; provided that trade secrets will be protected for so long as they constitute trade secrets under applicable Law.

12.14 Non-Circumvention. Each Party will not, and will cause its Affiliates to refrain from any action primarily intended to avoid, circumvent or frustrate the purpose and intent of this Agreement.

12.15 Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by or on behalf of the Party granting such waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Collaboration Agreement as of the date set forth above.

ETHENA FOUNDATION

By:	/s/ Mark Piano
Name:	Mark Piano
Title:	Director

Ethena OpCo Ltd

By:	Ethena Foundation, its sole director

By:	/s/ Mark Piano
Name:	Mark Piano
Title:	Director

StablecoinX Inc.

By:	/s/ Young Cho
Name:	Young Cho
Title:	Chief Executive Officer

StablecoinX ASSETS Inc.

By:	/s/ Young Cho
Name:	Young Cho
Title:	Chief Executive Officer

[Signature Page to A&R Collaboration Agreement]

Exhibit A

Contribution Agreement

[See attached.]